EXHIBIT 5


                                       January 14, 2000


Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, D.C.  20549

Re:  Herley Industries, Inc.
     Registration Statement on Form S-3
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Gentlemen:

     Reference is made to the filing by Herley Industries, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement"), as amended, with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended, covering the registration of 1,265,000 shares of Herley's common stock, par value $.001 per share (the "Common Stock") issuable upon the exercise of 1,265,000 common stock purchase warrants (the "Warrants").

     As counsel for Herley, we have examined its corporate records, including its Certificate of Incorporation, By-Laws, its corporate minutes, the form of its Common Stock certificate and Warrant certificate and such other documents as we have deemed necessary or relevant under the circumstances.

     Based upon our examination, we are of the opinion that:

     1. Herley is duly organized and validly existing under the laws of the State of Delaware.

     2. The shares of Common Stock reserved for issuance upon the exercise of the Warrants when issued in accordance with the terms and conditions of such Warrants, will be validly issued, fully paid and non-assessable.

     We hereby consent to be named in the Registration Statement and in the prospectus which constitutes a part thereof as counsel to Herley, and we hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                   Very truly yours,


                                   /s/ Blau, Kramer, Wactlar & Lieberman, P.C.